Exhibit 99.1

Third Harmonic Bio Appoints Christopher Murphy as Chief Financial and Business Officer and Provides Business Update

Chris brings extensive enterprise-level leadership experience in business development, commercial operations, and corporate strategy

IND-enabling toxicology studies of THB335 nearing completion; Pre-IND interaction with the U.S. FDA now complete

Program remains on track to file a U.S. IND and initiate a Phase 1 study of THB335 during the first half of 2024

SAN FRANCISCO, CA, January 4, 2024 (GLOBE NEWSWIRE) — Third Harmonic Bio, Inc. (Nasdaq: THRD), a biopharmaceutical company focused on advancing the next wave of medicine for inflammatory diseases, today announced the appointment of Christopher Murphy as Chief Financial and Business Officer. Chris brings extensive experience in business development, commercial operations, corporate strategy and investment banking in the biopharmaceutical industry to the company’s leadership team. In his role, Chris will be responsible for strategic leadership and direction of the company’s finance, corporate strategy, and business development functions.

“We are very excited to welcome Chris, a high-caliber enterprise leader with a clear track record of translating thoughtful corporate strategy into meaningful shareholder value,” said Natalie Holles, Chief Executive Officer at Third Harmonic Bio. “I look forward to Chris’ thought partnership as we advance THB335 for the treatment of mast-cell mediated inflammatory diseases and evaluate opportunities to expand our work through strategic business development opportunities.”

Chris Murphy most recently served as a member of the leadership team that transformed Horizon Therapeutics PLC from a primary care-focused specialty pharmaceutical company with a market capitalization of approximately $800 million to a fully integrated, highly profitable rare disease-focused biopharmaceutical company, which was acquired by Amgen Inc. for $28 billion in October 2023. While at Horizon, he served in roles of increasing responsibility in business development and commercial operations. In business development, Chris was most recently Group Vice President, where he oversaw a number of strategic transactions and integrations. In commercial operations, Chris most recently served as Group Vice President, overseeing market access, sales and marketing operations, and analytics across Horizon’s portfolio of medicines, including during the preparation and initial launch of TEPEZZA® (teprotumumab-trbw) for the treatment of thyroid eye disease. Earlier in his career, Chris held positions of increasing responsibility in the Life Sciences Investment Banking Group at JMP Securities LLC.

Third Harmonic Bio also provided a business update on its lead program, THB335, a potent, highly selective oral small molecule KIT inhibitor in development for the treatment of chronic spontaneous urticaria and other mast-cell mediated inflammatory disorders. IND-enabling toxicology studies of THB335 are nearing completion, and the company recently completed its pre-IND written correspondence with the U.S. FDA. The company is on track to file a U.S. IND and initiate a Phase 1 SAD/14-day MAD study of THB335 during the first half of 2024.

The company maintains a strong financial position with cash and cash equivalents totaling $273.9 million as of September 30, 2023.

About Third Harmonic Bio, Inc.

Third Harmonic Bio is a biopharmaceutical company focused on advancing the next wave of medicine for inflammatory diseases through the development of novel highly selective, small-molecule inhibitors of KIT, a cell surface receptor that serves as the master regulator of mast cell function and survival. Early clinical studies demonstrate that KIT inhibition has the potential to revolutionize the treatment of a broad range of mast-cell-mediated inflammatory diseases, and that a titratable, oral, intracellular small molecule inhibitor may provide the optimal therapeutic profile against this target. Third Harmonic Bio’s lead product candidate, THB335, is a titratable, oral, intracellular small molecule inhibitor expected to enter clinical trials during the first half of 2024. For more information, please visit the Third Harmonic Bio website: www.thirdharmonicbio.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, the roles and responsibilities of Chris Murphy, the timing of Third Harmonic Bio completing IND-enabling studies of THB335, the filing a U.S. IND application for THB335, and the expected timing for clinical activities. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to Third Harmonic Bio’s cash forecasts, ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, our ability to protect our intellectual property, the timing and results of preclinical and clinical trials, changes to laws or regulations, market conditions, geopolitical events, and further impacts of pandemics or health epidemics, that could cause actual results to differ materially from what Third Harmonic Bio expects. Further information on potential risk factors that could affect Third Harmonic Bio’s business and its financial results are detailed under the heading “Risk Factors” included in Third Harmonic Bio’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2023, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 9, 2023, and in Third Harmonic Bio’s other filings filed from time to time with the SEC. Third Harmonic Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TEPEZZA® is a registered trademark of Amgen Inc.

Investor & Media Contact:

Lori Murray

lori.murray@thirdharmonicbio.com